Exhibit 5.1

A&L Goodbody Solicitors International Financial Services Centre North Wall Quay Dublin 1

Tel:  +353 1 649 2000    Fax: +353 1 649 2649    email: info@algoodbody.com    website: www.algoodbody.com   dx: 29 Dublin

Jazz Pharmaceuticals plc 45 Fitzwilliam Square Dublin 2 Ireland

18 January 2012

Jazz Pharmaceuticals plc (the Company)

Dear Sirs

We act as Irish counsel for the Company, a public limited company incorporated under the laws of Ireland, in connection with the proposed registration by the Company of an indeterminate number of the Company’s ordinary shares, nominal value $0.0001 per share (the Ordinary Shares), as may from time to time be offered and sold at indeterminate prices by the Company or selling shareholders, pursuant to a Registration Statement on Form S-3 (the Registration Statement) to be filed by the Company under the Securities Act of 1933, as amended (the Securities Act).

In connection with this Opinion, we have reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinion hereinafter expressed. In rendering this opinion, we have examined, and have assumed the truth and accuracy of the contents of, such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed that, at the time of each issuance, a sufficient number of Ordinary Shares are authorised and available for issuance and that the consideration for the issuance or sale of such Ordinary Shares is not less than the par value of the Ordinary Shares, and that the Company’s board of directors (the Board) has a valid authority to allot such Ordinary Shares on a pre-emptive or non pre-emptive basis (as applicable).

We have further assumed that none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been varied, amended or revoked in any respect or have expired and that the Ordinary Shares have been issued in accordance with such resolutions and authorities.

Dublin	Belfast	London	New York

R.B. Buckley P.M. Law J.H. Hickson M.F.O’Gorman C.E. Gill E.M. Fitzgerald	B.M. Cotter J.G. Grennan J.Coman P.D. White V.J. Power L.A. Kennedy	S.M. Doggett B.McDermott C. Duffy E.M. Brady P.V. Maher S. O’Riordan	M.P.McKenna K.A. Feeney M.Sherlock E.P. Conlon E. MacNeill K.P. Allen	E.A. Roberts C. Rogers G. O’Toole J.N. Kelly N. O’Sullivan M.J. Ward	A.C. Burke J. Given D. Widger C. Christle S.O’Croinin J.W. Yarr	D.R. Baxter A.McCarthy J.F. Whelan D.R. Conlon J.B. Somerville M.F. Barr	M.L. Stack B.Walsh A.M.Curran A. Roberts C. Widger M. Dale	N. Coyne C. McCourt R.M. Moore D. Main J. Cahir M. Traynor	P.M. Murray N. Ryan K. Furlong P.T.Fahy A.J. Johnston M. Rasdale	D. Inverarity
Consultants: J.R. Osborne S.W Haughey T.V. O’Connor Professor J.C.W. Wylie A.F. Browne M.A. Greene A.V. Fanagan J.A. O’Farrell I.B.Moore

We have assumed the absence of fraud on the part of the Company and its respective officers, employees, agents and advisers and that the Company will issue all Ordinary Shares in good faith, for its legitimate and bona fide business purposes. We have further assumed that (a) the Company will be fully solvent at the time of and immediately following the issue of any Ordinary Shares; (b) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the issue of any Ordinary Shares; and (c) no receiver will have been appointed in relation to any of the assets or undertaking of the Company prior to the issue of any Ordinary Shares.

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within qualifications and assumptions, provided that (i) the Registration Statement, as finally amended, has become effective; (ii) an appropriate prospectus supplement with respect to the Ordinary Shares has been prepared, delivered and filed in compliance with the Securities Act; (iii) the Board, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Ordinary Shares and related matters; and (iv) the issuance or sale of the Ordinary Shares does not violate the then operative Memorandum and Articles of Association of the Company, we are of the opinion that, with respect to any offering of the Ordinary Shares, the Ordinary Shares, when sold or issued in accordance with any duly authorised, executed and delivered purchase, underwriting or similar agreement, will be duly authorised, validly issued, fully paid and not subject to calls for any additional payments (“non-assessable”).

In rendering this Opinion, we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof.

We hereby consent to the filing of this Opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Share Capital” in the prospectus that is a part of the Registration Statement.

Yours faithfully

/s/ A&L Goodbody

A&L Goodbody

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